Exhibit 3.4
CERTIFICATE OF
LIMITED PARTNERSHIP
OF
ENSOURCE ENERGY PARTNERS, LP
     This Certificate of Limited Partnership of Ensource Energy Partners, LP (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.
     1. The name of the Partnership is: Ensource Energy Partners, LP.
     2. The address of the Registered Office of the Partnership in Delaware is 615 South DuPont Highway, Dover, Delaware 19901. The Partnership’s Registered Agent at that address is Capitol Services, Inc.
     3. The name and business address of the General Partner is:
Ensource Energy Company LLC
910 Travis, Suite 1905
Houston, Texas 77002
     In Witness Whereof, the undersigned, constituting the General Partner of the Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 6th day of May, 2005.

ENSOURCE ENERGY COMPANY LLC
By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President